FOURTH AMENDMENT TO LEASE

     This Fourth Amendment to Lease is made and entered into this 18th day of October, 1995, by and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, hereinafter called "Landlord", and HEALTH RISK MANAGEMENT, INC., hereinafter called "Tenant".

     WHEREAS, Landlord and Tenant entered into a lease agreement dated August 14, 1987 which was amended on June 25, 1990, January 8, 1992, and May 12, 1994 (the lease agreement and amendments are hereinafter collectively referred to as the "Lease"), wherein Landlord leased to Tenant the Demised Premises as defined in the Lease located at 7900 West 78th Street, Edina, Minnesota (the "Building").

     WHEREAS, Landlord and Tenant mutually desire to further amend the Lease with respect to base and additional rent for the Existing Space as hereinafter provided.

     NOW THEREFORE, it is mutually agreed as follows:

1. Existing Space Base Rent. Section 4 of the Third Amendment to Lease (which amended Section 3 of the August 14, 1987 lease agreement) is hereby deleted.
Section 3 of the Lease is hereby amended to provide the following schedule of Base Rent for the Existing Space:

                           Rentable
 Period                    Area           Per S.F. Rate         Monthly Rate
 1/1/95 - 6/30/95          51,393           $14.54               $62,271.85
 7/1/95 - 6/30/96          51,393           $14.79               $63,341.87
 7/1/96 - 6/30/97          51,393           $15.04               $64,412.56
 7/1/97 - 9/30/98          51,393           $15.29               $65,483.25

2. Section 6 of the Third Amendment to Lease (which amended August 14, 1987 lease agreement) is hereby Section 4 of the deleted. For the period commencing January 1, 1995 and continuing for the remaining term of the Lease, the introductory paragraph of Section 4 of the Lease shall read as follows:

         Operating Costs Adjustment. The Base Rent payable pursuant to Section 1 of the Fourth Amendment to Lease is predicated, in part, upon an operating cost "stop" for the Building of $5.79 per rentable square foot. Tenant shall pay to Landlord as additional rent for the Existing Space the amount derived by multiplying 51,393 (being the rentable area of the Existing Space)by the amount by which the total annual operating costs of the Building exceed $5.79 per rentable square foot.

3. Section 4(B) of the Lease as originally agreed by Landlord and Tenant on August 14, 1987 is reinstated as to the Existing Space as of January 1, 1995 and any contrary provisions of the Lease shall be disregarded as to such period.

4. The parties acknowledge that projected Operating Costs for 1995 are $6.83. Commencing with rent due on January 1, 1995 and continuing until Landlord's projection shall be revised, Tenant shall pay in addition to Base Rent adjusted Operating Costs of $ 1.04 per rentable square foot per month.

TENANT:                                 LANDLORD:
HEALTH RISK MANAGEMENT, INC.            THE MUTUAL LIFE INSURANCE
                                        COMPANY OF NEW YORK
BY:      /s/Thomas P. Clark             BY:  Illegible
ITS:     Chief Financial Officer        ITS:     Vice President
DATE: 10/18/95                          DATE:    12/6/95